EXHIBIT 23.1

CONDUCTUS, INC.

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 15, 2002, relating to the financial statements and financial statement schedule, which appear in Conductus, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the reference to us under the heading “Experts.”

/s/ PricewaterhouseCoopers LLP

San Jose, California
June 6, 2002